Exhibit 99.1

KULR Secures Follow-On $2.68 Million Contract as Exclusive Supplier of Fail-Safe Battery Safety Solutions for Industrial Scale Energy Storage System Manufacturer

SAN DIEGO / GLOBENEWSWIRE / February 28, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform company accelerating the global transition to a sustainable electrification economy, today announced it secured a $2.68 million follow-on contract as the exclusive supplier of its patented and proprietary fail-safe Passive Propagation Resistant (“PPR”) battery solutions for a stationary and mobile lithium-ion battery power system manufacturer (the “Customer”). After extensive design and testing efforts, this order represents KULR's single largest PPR deployment order in a stationary or mobile energy product to date. This is a follow-on order as the Customer prepares to scale towards the full automation of its battery assembly operations, whilst KULR expands its automated PPR component manufacturing in North America.

The Customer relied on KULR’s PPR solution in designing, testing, and meeting the stringent UL 9540 (Field-Listed with Energy Storage Systems) and UL 9540A (Cell/Module/Pack-Tested) certification of its stationary lithium-ion battery pack systems, which in turn led to rigorous testing and passing of the safety threshold established by the Canadian Standards Association Group (“CSA”), an independent testing body that is a leader in standards development, testing, inspection and certification.

The Customer’s lithium-ion battery systems have been authorized as safe to use in occupied buildings. The systems can be configured to provide from 50 KWh (“Kilowatt-hours”) to 5 MWh (“Megawatt-hours”) of distributed energy storage at the point-of-use where applications range from medical and research complexes, residential and commercial buildings, to remote data centers and manufacturing facilities. The systems also provide fully renewable mobile energy solutions for construction equipment, waste disposal, last-mile delivery, as well as other portable industrial markets.

KULR’s PPR design solutions enable energy storage systems a longer life cycle and allow completely self-contained safe battery solutions to meet the demands of the heavy construction and manufacturing sector while opening new opportunities for KULR with industrial customers seeking to buy and store electricity during less-expensive off-peak times – offsetting the need for gas-powered generators as backup power. The state of California will require portable gas-powered generators to be zero-emissions by 2028, potentially another boon for KULR.

"We are pleased to be the exclusive supplier of fail-safe stationary storage battery solutions for this Customer’s significant buildout,” said KULR CEO Michael Mo. “The reality is that there will be many more projects like this one coming to market soon, especially with the Inflation Reduction Act amplifying demand for safe and clean stationary energy storage. We know solutions that promote battery safety are of great importance for utility and industrial energy storage providers and it’s our belief that KULR offers one of the safest and most cost-effective energy storage technologies in the marketplace.”

The stationary battery storage market is set to surpass USD $870 billion by 2032, according to a research report by Global Market Insights Inc. published in late 2022.

This latest Customer order follows the recent announcement that KULR commenced Phase 2 development of its PPR battery systems for Lockheed Martin Corporation’s (NYSE: LMT) Advanced Energy Systems. As KULR continues to collaborate with entities such as the United States Department of Defense ("DoD"), NASA, and major defense manufacturers, KULR is steadily leveraging its thermal design expertise beyond government contracts, rechanneling its PPR applications from military purposes to commercial enterprise, for uses such as energy storage systems, e-mobility, and cloud computing.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Mark Komonoski

Partner

Integrous Communications

Phone: 1-877-255-8483

Email: kulr@integcom.us